Filed Pursuant to Rule 424(b)(2)

Registration No. 333-260663

Pricing Supplement Dated May 6, 2024
(To Prospectus dated November 1, 2021 and

Prospectus Supplement dated November 1, 2021)

PACCAR Financial Corp.

Medium-Term Notes, Series Q—Fixed Rate

CUSIP #69371RT22

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒ Wells Fargo Securities, LLC

☐ BNP Paribas Securities Corp.

☐ BofA Securities, Inc.

☐ J.P. Morgan Securities LLC

☒ Mizuho Securities USA LLC

☐ MUFG Securities Americas Inc.

☒ RBC Capital Markets, LLC

☒ SMBC Nikko Securities America, Inc.

☐ TD Securities (USA) LLC

☐ U.S. Bancorp Investments, Inc.

☒ Other:

Loop Capital Markets LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Siebert Williams Shank & Co., LLC

acting as  ☒ principal  ☐ agent

at: ☐ varying prices related to prevailing market prices at the time of resale

  ☒ a fixed initial public offering price of 99.923% of the Principal Amount.

Principal Amount: $500,000,000	Original Issue Date: May 13, 2024 (T+5)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: May 13, 2027

Net Proceeds to Company: $498,615,000	Interest Payment Dates: Semi-annually on each May 13 and November 13, commencing November 13, 2024 Record Dates: April 29 and October 30 preceding the applicable Interest Payment Date

Interest Rate: 5.000% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage: ____%

Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price: ____%

Form: ☒ Book-Entry ☐ Certificated

The Notes are expected to be delivered in book-entry only form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking S.A., on or about May 13, 2024.

Plan of Distribution:

Name	Title	Principal Amount of Notes
Wells Fargo Securities, LLC	Bookrunner	$105,000,000
RBC Capital Markets, LLC	Bookrunner	$105,000,000
SG Americas Securities, LLC	Bookrunner	$105,000,000
SMBC Nikko Securities America, Inc.	Bookrunner	$105,000,000
Loop Capital Markets LLC	Co-Manager	$16,000,000
Mizuho Securities USA LLC	Co-Manager	$16,000,000
Scotia Capital (USA) Inc.	Co-Manager	$16,000,000
Siebert Williams Shank & Co., LLC	Co-Manager	$32,000,000

Total		$500,000,000

Other Provisions:

N/A